UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 22, 2008

GSE SYSTEMS, INC.
----------------------
(Exact name of registrant as specified in its charter)

Delaware	0-26494	52-1868008

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7133 Rutherford Rd., Suite 200, Baltimore, MD 21244
--------------------------------------------------------
(Address of principal executive office and zip code)

(410) 277-3740
--------------------
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation or the registrant under any of the following provisions (see General Instructions A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d - 2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e - 4 (c))

Form 8-K

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) In accordance with and pursuant to its authority under the Company’s compensation plan for the Board of Directors, the Compensation Committee approved the annual grant of Non-qualified Options to each Non-employee Director to purchase 10,000 shares of the Company’s common stock as of January 22, 2008 at an exercise price of $9.70 per share.  The options will vest as follows:  40% one year from date of grant; another 30% two years from date of grant; and another 30% three years from date of grant.  The Non-employee Directors receiving the option grants were:  Dr. Sheldon Glashow, Scott Greenberg, Dr. Roger Hagengruber, Joseph Lewis, George Pedersen and O. Lee Tawes, III.

The current Director compensation plan is as follows:

Annual Retainer: An annual retainer of $12,000 will be paid to all Directors who do not chair a committee and have not been employees of the Company for the last three years (“Non-employee Directors”) and who are otherwise eligible in accordance with applicable company policies and regulatory guidelines and requirements.  The Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Board will each be paid an annual retainer of $25,000 per year.

 Board and Committee Meeting Attendance Fees:  all Non-employee Directors will be paid $1,500 for each Board meeting attended.  Members of the Audit Committee and the Compensation Committee will receive $500 for each Committee meeting attended.

Stock Options:  On an annual basis, each Non-employee Director will be awarded non-qualified GSE stock options to purchase 10,000 shares of the Company’s common stock, pursuant to the Company’s 1995 Long-Term Incentive Plan (as amended).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSE SYSTEMS, INC.

Date: January 24, 2008	/s/ Jeffery G. Hough
Jeffery G. Hough
Senior Vice President and
Chief Financial Officer